Exhibit 99.22

COMISION NACIONAL DEL MERCADO DE VALORES
Paseo de la Castellana, 19
28046 – Madrid –

Madrid, 22 de diciembre de 2006

Muy Sres. nuestros:	Dear Sirs,

En cumplimiento de lo dispuesto en el	Pursuant to what it is established in Art.
Art. 82 de la Ley 24/1988, de 28 de Julio,	82 of Law 24/1988, dated July 28, of the
del Mercado de Valores, ACCIONA, S.A.	Securities Market, ACCIONA, S.A.
comunica lo siguiente	reports the following

INFORMACION RELEVANTE	MATERIAL INFORMATION

Ayer, 21 de Diciembre de 2006, Acciona,	Yesterday, December 21, 2006, Acciona,
S.A. y su filial Finanzas Dos, S.A. han	S.A. and its subsidiary Finanzas Dos, S.A.
firmado la financiación a largo destinada a	entered into the long-term financing
la adquisición del 20% del capital de	arrangements for the acquisition of 20%
ENDESA por un importe total de €8.191	of the share capital of ENDESA, in an
millones. En la financiación, a través de la	aggregate amount of €8,191 million. The
cual se refinancian los Créditos Puente,	financing, through which the existing
cuyo plazo es de seis años bullet,	bridge facilities are refinanced, has a
participan como BookRunners BSCH,	bullet maturity of six years and was
IMI San Paolo y BBVA, como SMLAS	provided by BSCH, IMI San Paolo and
Natexis y Calyon y como MLAS RBS y	BBVA as BookRunner, Natexis and
BNP.	Calyon as SMLAS and RBS and BNP as
MLAS.

La financiación se estructura en dos	The financing is structured in two layers:
partes:

- Para ACCIONA, S.A. un importe de	- For ACCIONA, S.A., an amount of
€1.429 millones mas una línea contingente	€1,429 million plus a contingent facility
de €1.083 millones, cuyos términos	of €1,083 million, the terms of which
incluyen un interés EURIBOR más un	include interest at EURIBOR plus a
margen del 0,30% a 0,60%, en función de	margin of 0.30% to 0.60%, depending
un ratio Deuda Neta/EBITDA. La	upon a Net Debt/EBITDA ratio. The
comisión de aseguramiento y	structuring and underwriting fee of this
estructuración de esta parte es de 0,40%.	layer amounts to 0.40%.

Las cantidades dispuestas en virtud de esta	The amounts drawn under this facility will

línea se aportarán por Acciona, S.A. a su filial Finanzas Dos, S.A., en concepto de Deuda Subordinada.	be provided by Acciona, S.A. to its subsidiary Finanzas Dos, S.A as subordinated debt.

- Para Finanzas Dos, S.A., sociedad 100% controlada por ACCIONA, S.A., un importe de €1.083 millones en las mismas condiciones antes indicadas.	- For Finanzas Dos, S.A., a company 100% controlled by ACCIONA, S.A., a tranch amounting to €1,083 million, in the same conditions indicated above.

Y otro tramo por importe de €4.595
millones, cuyos términos incluyen un
interés EURIBOR más un margen
creciente del 0,60% al 0,90% en función
del tiempo transcurrido desde el cierre de
la operación. La comisión de
aseguramiento y estructuración es de
0,85%.	And another tranche amounting to €4,595
million the terms of which include interest
at EURIBOR plus a margin of 0.60% to
0.90% increasing based upon the time
elapsed      since      the closing of the
transaction. The structuring and
underwriting fee amounts to 0.85%.

Los contratos se pondrán oportunamente a disposición de esa Comisión, mediante comunicación separada, una vez que la compañía cuente con las versiones auténticas.	The agreements will be timely made available to that Commission, by a separate communication, once the company has the authentic versions.

Atentamente/Yours faithfully,

Fdo: Jorge Vega-Penichet
Secretario del Consejo
Company Secretary